Exhibit 99.3
Explanatory Note: The disclosures contained in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” originally included as part of the Annual Report on Form 10-K for the year ended March 28, 2009 filed by RF Micro Devices, Inc. on May 27, 2009 with the Securities and Exchange Commission (the “2009 Form 10-K”), are amended as set forth in this Exhibit 99.3 to reflect the retrospective application of FSP APB 14-1, with the exception of the first paragraph under Part II, Item 7 of the 2009 Form 10-K, which applies to the disclosures set forth in the 2009 Form 10-K and remains in full force and effect as originally set forth in the 2009 Form 10-K.
PART II
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements, including the notes thereto.
OVERVIEW
Company
We are a global leader in the design and manufacture of high-performance radio frequency (RF) components and compound semiconductors. Our products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, wireless infrastructure, wireless local area network (WLAN), cable television (CATV)/broadband and aerospace and defense markets. We are recognized for our diverse portfolio of semiconductor technologies and RF systems expertise and we are a preferred supplier to the world’s leading mobile device, customer premises and communications equipment providers.
Our design and manufacturing expertise encompasses all major applicable semiconductor process technologies, which we obtain through both internal and external sources. We are the world’s largest manufacturer of gallium arsenide (GaAs)-based compound semiconductors. We access silicon, silicon germanium and other technologies through leading foundries. Our broad design and manufacturing resources enable us to deliver products optimized for performance and cost in order to best meet our customers’ performance, cost and time-to-market requirements.
Business Segments
We follow Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS 131), which establishes standards for the way public companies report information about operating segments in annual financial statements and in interim reports to shareholders. The method for determining what information to report is based on the way that management organizes the segments within the Company for the chief operating decision maker to make operating decisions, allocate resources and assess financial performance. Although we had two business units as of March 28, 2009 (Cellular Products Group (CPG)

and Multi-Market Products Group (MPG)), we report financial information as one operating segment pursuant to the aggregation criteria set forth in SFAS 131.
Fiscal 2009 Management Summary
Our key financial and operational highlights for the fiscal year ended March 28, 2009, are as follows:
•	In early fiscal 2009, we initiated a restructuring to reduce our investment in wireless systems, including cellular transceivers and global positioning systems (GPS) solutions, in order to focus on RF component opportunities. As a result, we recorded expenses of $47.1 million in fiscal 2009 related to this restructuring.

•	In the second half of fiscal 2009, we initiated a restructuring to reduce manufacturing capacity and costs and operating expenses due primarily to lower current and forecasted demand for our products resulting from the global economic slowdown. As a result, we recorded expenses of $67.1 million in fiscal 2009 related to this restructuring.

•	We recorded an impairment charge of $686.5 million to goodwill and intangibles as a result of global macroeconomic conditions.

•	We consolidated our production test facilities in an effort to reduce cycle time and reduce our manufacturing cost structure.

•	We completed the integrations of Sirenza, Filtronic and UMC.

•	Our revenue decreased 7.3% in fiscal 2009 to $886.5 million as compared to $956.3 million in fiscal 2008. This decrease was due primarily to lower demand for our products resulting from the global economic slowdown. The impact of the global economic slowdown was partially offset by the revenue generated as a result of the acquisitions of Sirenza, Filtronic and UMC (approximately 20% of total fiscal 2009 revenue and approximately 5% of total fiscal 2008 revenue was attributable to these acquisitions).

•	Operating loss was $869.3 million in fiscal 2009 as compared to an operating loss of $50.9 million for fiscal 2008, primarily due to impairment charges and restructuring activities. We recorded an impairment charge of $686.5 million to goodwill and intangibles as a result of the macroeconomic conditions and we recorded restructuring charges totaling $114.2 million in fiscal 2009. We believe the restructuring activities that occurred in fiscal 2009, which reduced both our manufacturing and operating costs, position RFMD for substantial and sustainable improvement in our future financial performance.

•	Our gross profit was 24.5% of revenue in fiscal 2009 as compared to 28.8% of revenue in fiscal 2008. This decrease was primarily due to lower factory utilization rates beginning in the second quarter of fiscal 2009 as a result of reduced demand and forecasted demand for our products. Also contributing to the lower gross profit was an increase in amortization expense related to acquired intangibles, and an increase in inventory reserves. These decreases were partially offset by a decrease in amortization for inventory step-up related to our acquisition of Sirenza, a shift in product mix to higher margin products and license fee revenue, increased efficiencies of internally-sourced assembly and improved pricing on externally-sourced materials.

•	Our net loss per diluted share was $3.38 for fiscal 2009, compared to a net loss per diluted share of $0.01 for fiscal 2008.

•	Inventory totaled $113.6 million at March 28, 2009, reflecting total inventory reserves of $39.5 million. During fiscal 2009, inventory reserves increased and resulted in a charge of approximately $21.0 million as a result of the significant reduction in demand for our products in the second half of fiscal 2009.

•	We generated positive cash flow from operations of $112.2 million for fiscal 2009 as compared to $59.9 million for fiscal 2008, primarily due to improved inventory management. Although our revenue decreased only 7.3% year over year, our inventory balance was reduced by 40% year over year. Improvements in our management of other aspects of working capital also contributed to the positive cash flow during fiscal 2009.

•	Capital expenditures totaled $46.5 million in fiscal 2009 as compared to $122.7 million in fiscal 2008.

•	Other (expense) income included a gain of approximately $14.4 million in fiscal 2009 as a result of our repurchase of $55.3 million principal amount of our convertible subordinated notes due 2010 and 2014.
RESULTS OF OPERATIONS FOR FISCAL 2009 VERSUS FISCAL 2008
The following table presents a summary of our results of operations for fiscal years 2009 and 2008:

		% of		% of	Variance
(In thousands, except percentages)	2009	Revenue	2008	Revenue	$	%

Revenue	$886,506	100.0%	$956,270	100.0%	$(69,764)	(7.3)%
Cost of goods sold	669,163	75.5	681,314	71.2	(12,151)	(1.8)
Research and development	170,778	19.3	207,362	21.7	(36,584)	(17.6)
Marketing and selling	64,946	7.3	57,330	6.0	7,616	13.3
General and administrative	50,352	5.7	42,080	4.4	8,272	19.7
Goodwill impairment	619,551	69.9	—	—	619,551	—
Other operating expense	181,012	20.4	19,085	2.0	161,927	848.5

Operating loss	$(869,296)	(98.1)%	$(50,901)	(5.3)%	(818,395)	(1,607.8)

REVENUE
Our revenue decreased in fiscal 2009 as compared to fiscal 2008, due primarily to lower demand for our products resulting from the global economic slowdown. Our third and fourth quarter revenues in fiscal 2009 declined as the normal seasonal demand increase did not occur (see Note 20 to the Consolidated Financial Statements). The softness in demand spanned multiple customers and end markets. Additionally, in early fiscal 2009, we initiated a restructuring to reduce or eliminate our investment in wireless systems, including cellular transceivers and GPS solutions, in order to focus on RF component opportunities. Revenues declined in fiscal 2009 versus 2008 due to this decision to reduce or eliminate our investment in wireless systems. The decreases were partially offset by the revenue generated as a result of the acquisitions of Sirenza, Filtronic and UMC (approximately 20% of total fiscal 2009 revenue and approximately 5% of total fiscal 2008 revenue were attributable to these acquisitions) and an increase in license fee revenue.
Sales to our significant customers, as a percentage of net revenue, were as follows:

	Fiscal Year
	2009	2008
Customer 1	52%	59%
Customer 2	8%	14%
International shipments amounted to $726.6 million in fiscal 2009 (approximately 82% of revenue) compared to $855.4 million in fiscal 2008 (approximately 89% of revenue). Shipments to Asia totaled $554.2 million in fiscal 2009 (approximately 63% of revenue) compared to $640.7 million in fiscal 2008 (approximately 67% of revenue).
OPERATING LOSS
We experienced an operating loss of approximately $869.3 million for fiscal 2009 compared to an operating loss of $50.9 million for fiscal 2008 primarily related to impairment charges and restructuring activities. We recorded an impairment charge of $686.5 million to goodwill and other intangibles as a result of the macroeconomic conditions and we recorded restructuring expenses of approximately $114.2 million in fiscal 2009.
Our operating loss of approximately $50.9 million for fiscal 2008 was attributable to increased expenses associated with the acquisition of Sirenza during the third quarter of fiscal 2008, including the $13.9 million charge to “other operating expense” related to the in-process research and development with no alternative future use.

Cost of Goods Sold
Our cost of goods sold for fiscal 2009 increased as a percentage of revenue, primarily due to the under-absorption of fixed manufacturing costs, an increase in inventory reserves and the amortization of intangibles. The increase in amortization expense of acquired intangibles resulted from our acquisitions of Sirenza in the third quarter of fiscal 2008, Filtronic in the fourth quarter of fiscal 2008, and UMC in the first quarter of fiscal 2009. The increase in inventory reserves was the result of excess inventory on-hand, as the decline in demand during the third and fourth quarters of fiscal 2009 resulting from the global economic slowdown, exceeded our ability to slow production accordingly. These increases in cost of goods sold were partially offset by increased efficiencies of internally-sourced assembly and improved pricing on externally-sourced raw materials.
Research and Development
Research and development headcount and spending dollars decreased primarily as a result of fiscal 2009 restructuring activities. This decrease was partially offset by a full year of Sirenza research and development expenses in fiscal 2009 compared to approximately five months of Sirenza research and development expenses in fiscal 2008.
Marketing and Selling
The increase in marketing and selling expenses for fiscal 2009 was primarily due to an increase in intangible amortization related to acquired customer relationships from Sirenza as well as an increase in headcount and personnel expenses, which primarily was attributable to our recent acquisitions.
We sell our products worldwide directly to customers as well as through a network of domestic and foreign sales representative firms. We have sales and customer support centers located throughout the world. We are continuing to focus our efforts on building the staffing and capabilities of our existing sales infrastructure and believe that our existing sales offices and customer support centers provide the geographic coverage necessary to address our product markets and customer base.
General and Administrative
The increase in general and administrative expenses for fiscal 2009 was due to an increase in headcount and related personnel expenses attributable in part to both our recent acquisitions and an increase in share-based compensation expense.
Goodwill Impairment
As a result of an interim impairment review, we concluded that as of November 22, 2008, the fair value of both of our reporting units was below their respective carrying values. As such, we completed a step-two analysis in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142) in the fourth quarter of fiscal 2009. Based on the work performed and in accordance with SFAS 142, we recorded a goodwill impairment charge of $619.6 million in “other operating expense” in the Consolidated Statement of Operations for fiscal 2009 (see Note 6 to the Consolidated Financial Statements).
Other Operating Expense
Intangible Assets
We performed an impairment analysis of our finite-lived intangible assets based on a comparison of the undiscounted cash flows to the recorded carrying value of the intangible assets and our analysis indicated the existence of an impairment. As a result of this finding, we were required to determine the fair value of our finite-lived intangible assets and compare the fair value to the carrying value. The value of developed technology was determined by discounting forecasted cash flow directly related to the developed technology, net of returns on contributory assets. The value of customer relationships is based on the benefit derived from the incremental revenue and related cash flow as a direct result of the customer relationship. These forecasted cash flows are discounted to present value using an appropriate discount rate. As a result, the carrying value exceeded the fair value and we recorded impairments of $33.7 million related to developed technology and $33.2 million related to customer relationships. The impairment charges were recorded in “other operating expense” in the Consolidated Statement of Operations for fiscal 2009 (see Note 6 to the Consolidated Financial Statements).
Restructuring and Impairment of Property and Equipment
During fiscal 2009, we initiated a restructuring to reduce our manufacturing capacities and costs and operating expenses, due primarily to lower demand for our products in the second half of fiscal 2009 resulting from the global economic slowdown. The restructuring decreased our workforce and impaired certain property and equipment. As a result of these restructuring activities, we recorded $67.1 million of expenses in fiscal 2009 (see Note 11 to the Consolidated Financial Statements).
The following table summarizes the restructuring activities associated with the adverse macroeconomic business environment restructuring during the year ended March 28, 2009 (in thousands):

	One-Time Employee		Lease and Other
	Termination	Asset	Contract
	Benefits	Impairments	Terminations	Total
Accrued restructuring balance as of March 29, 2008	$—	$—	$—	$—
Costs incurred and charged to expense	4,390	51,432	11,292	67,114
Cash payments	(2,483)	—	(386)	(2,869)
Non-cash settlement	—	(51,432)		(51,432)

Accrued restructuring balance as of March 28, 2009	$1,907	$—	$10,906	$12,813

We have incurred and expect to incur the following restructuring charges associated with the adverse macroeconomic business environment restructuring (in thousands):

	2009	Thereafter	Total
One-time employee termination benefit costs	$4,390	$771	$5,161
Asset impairments	51,432	—	51,432
Lease and other contract termination costs	11,292	6,276	17,568

Total restructuring charges	$67,114	$7,047	$74,161

We will continue to evaluate the global macroeconomic environment and consider any appropriate actions over the next several quarters. As of March 28, 2009, we expect to record approximately $7.0 million of additional restructuring charges associated with ongoing expenses related to exited leased facilities and one-time employee termination benefits.
In early fiscal 2009, we initiated a restructuring to reduce investments in wireless systems, including cellular transceivers and GPS solutions, in order to focus on our RF component opportunities. Additionally, we consolidated our production test facilities in an effort to reduce cycle time, better serve our customer base and improve our overall profitability. As a result of these restructuring activities, we recorded $47.1 million of expenses for fiscal 2009 (see Note 11 to the Consolidated Financial Statements).
The following table summarizes restructuring activities associated with our decision to reduce or eliminate our investments in wireless systems during the year ended March 28, 2009 (in thousands):

	One-Time Employee		Lease and Other
	Termination	Asset	Contract
	Benefits	Impairments	Terminations	Total
Accrued restructuring balance as of March 29, 2008	$—	$—	$—	$—
Costs incurred and charged to expense	9,023	24,573	13,473	47,069
Cash payments	(8,865)	—	(8,464)	(17,329)
Non-cash settlement	(97)	(24,573)	(1,849)	(26,519)

Accrued restructuring balance as of March 28, 2009	$61	$—	$3,160	$3,221

We have incurred and expect to incur the following restructuring charges associated with the decision to reduce or eliminate our investments in wireless systems (in thousands):

	2009	Thereafter	Total
One-time employee termination benefit costs	$9,023	$—	$9,023
Asset impairments	24,573	—	24,573
Lease and other contract termination costs	13,473	2,628	16,101

Total restructuring charges	$47,069	$2,628	$49,697

As of March 28, 2009, the restructuring to reduce or eliminate our investments in wireless systems is substantially complete. We expect to record approximately $2.6 million of additional restructuring charges related to ongoing expenses associated with exited leased facilities.
We anticipate annualized manufacturing costs and operating expenses will be reduced by approximately $140.0 million commencing in fiscal 2010 as a result of the two fiscal 2009 restructurings. A portion of these expense reductions were realized in the first quarter of fiscal 2009, with the majority of the benefit realized in the third and fourth quarters of fiscal 2009.
Other
During fiscal 2009, we recorded income of $3.5 million in “other operating expense” for the sale of patents related to certain of our products. In addition, we recorded $1.4 million in “other operating expense” related to the in-process research and development with no alternative future use that we acquired from UMC at the acquisition date in accordance with SFAS No. 141, “Business Combinations” (SFAS 141). See Note 7 to the Consolidated Financial Statements.
During fiscal 2008, the in-process research and development with no alternative future use that we acquired from Sirenza ($13.9 million) was charged to “other operating expense” at the acquisition date in accordance with SFAS 141. In addition, during fiscal 2008, we incurred approximately $2.1 million in start-up costs related to our development of flip chip assembly, approximately $1.7 million for restructuring and integration charges related to the acquisition of Sirenza and approximately $1.4 million for restructuring charges resulting from the sale in fiscal 2007 of substantially all of our assets associated with our Bluetooth® business.
RESULTS OF OPERATIONS FOR FISCAL 2008 VERSUS FISCAL 2007
The following table presents a summary of our results of operations for fiscal years 2008 and 2007:

		% of		% of	Variance
(In thousands, except percentages)	2008	Revenue	2007	Revenue	$	%

Revenue	$956,270	100.0%	$1,023,615	100.0%	$(67,345)	(6.6)%
Cost of goods sold	681,314	71.2	666,755	65.1	14,559	2.2
Research and development	207,362	21.7	184,979	18.1	22,383	12.1
Marketing and selling	57,330	6.0	53,863	5.3	3,467	6.4
General and administrative	42,080	4.4	37,301	3.6	4,779	12.8
Other operating expense (income)	19,085	2.0	(33,834)	(3.3)	52,919	156.4

Operating (loss) income	$(50,901)	(5.3)%	$114,551	11.2%	(165,452)	(144.4)

REVENUE
Our revenue decreased in fiscal 2008 due primarily to reduced demand for POLARIS® 2 cellular transceivers by a major customer. This decrease was partially offset by an increase in revenue of approximately 5.0% due to the acquisition of Sirenza in the third quarter of fiscal 2008.

Sales to our significant customers, as a percentage of net revenue, were as follows:

	Fiscal Year
	2008	2007
Customer 1	59%	44%
Customer 2	14%	30%
International shipments amounted to $855.4 million in fiscal 2008 (approximately 89% of revenue) compared to $949.8 million in fiscal 2007 (approximately 93% of revenue). Shipments to Asia totaled $640.7 million in fiscal 2008 (approximately 67% of revenue) compared to $754.4 million in fiscal 2007 (approximately 74% of revenue).
OPERATING (LOSS) INCOME
We experienced an operating loss of approximately $50.9 million for fiscal 2008 compared to an operating income of $114.6 million for fiscal 2007. Our operating loss of approximately $50.9 million for fiscal 2008 was attributable to increased expenses associated with the acquisition of Sirenza during the third quarter of fiscal 2008, including the $13.9 million charge to “other operating expense” related to the in-process research and development with no alternative future use. In fiscal 2007, we recognized a gain of approximately $36.4 million charged to “other operating expense” due to the sale of substantially all of our assets related to our Bluetooth® product line.
Cost of Goods Sold
Our cost of goods sold in fiscal 2008 increased primarily due to the amortization of acquired intangibles and amortization of acquisition-related inventory step-up.
Research and Development
The increase in research and development expense during fiscal 2008 was primarily attributable to the acquisition of Sirenza and our increase in headcount and related personnel expenses related to the growth in the development activities associated with our total radio chipset developments, which were partially offset by the decrease in expenses resulting from the sale of substantially all of our Bluetooth® assets during the third quarter of fiscal 2007. In addition, our development of flip chip assembly, WLP SAW filters, integrated RF shielding and micro-electro-mechanical systems (MEMS) contributed to increased expenses.
Marketing and Selling
The increase in marketing and selling expense during fiscal 2008 was primarily due to an increase in intangible amortization related to customer relationships that we acquired from Sirenza.
General and Administrative
The increase in general and administrative expenses for fiscal 2008 was due to our increase in headcount and related personnel expenses (a portion of which related to the Sirenza acquisition) as well as an increase in administrative expenses such as consulting and legal fees.
Other Operating Expense
The in-process research and development related to projects that we acquired from Sirenza which were at various stages and had no alternative future use at the time of the acquisition. These projects were determined to have a value of $13.9 million, which was charged to “other operating expense” at the acquisition date in accordance with SFAS 141. The value of the acquired in-process research and development was determined by discounting forecasted cash flow directly related to the products expecting to result from the subject research and development, net of returns on contributory assets.
In addition, during fiscal 2008, we incurred approximately $2.1 million in start-up costs related to our development of flip chip assembly, approximately $1.7 million for restructuring and integration charges related to the acquisition of Sirenza and approximately $1.4 million for restructuring charges resulting from the sale in fiscal 2007 of substantially all of our assets associated with our Bluetooth® business.

During fiscal 2007, we sold substantially all of our assets related to our Bluetooth® product line, including our next-generation SiW1722 and RF4000 series products, as well as associated intellectual property, inventory and receivables. As a result of this asset sale, we recognized a gain of approximately $36.4 million (net of approximately $0.5 million in costs associated with the sale), and incurred restructuring expenses totaling $2.5 million, which are included in other operating income in our Consolidated Financial Statements.
OTHER (EXPENSE) INCOME AND INCOME TAXES FOR FISCAL 2009, 2008 AND 2007

(in thousands)	2009	2008	2007
Interest expense	$(25,893)	$(24,533)	$(4,583)
Interest income	5,337	29,046	9,305
Gain on the retirement of convertible subordinated notes	14,382	—	—
Impairment charge	—	—	(33,959)
Other (expense) income	(4,538)	3,906	1,085
Income tax (expense) benefit	(7,896)	39,088	(2,983)
Interest expense
Interest expense remained relatively consistent for fiscal 2009 as compared to fiscal 2008. As a result of the adoption of FSP APB 14-1, we recorded additional non-cash interest expense of approximately $15.7 million and $14.6 million for fiscal years 2009 and 2008, respectively.
Interest expense in fiscal 2008 was $24.5 million compared to $4.6 million in fiscal 2007. During April 2007, we issued $200 million aggregate principal amount of 0.75% convertible subordinated notes due 2012 and $175 million aggregate principal amount of 1.00% convertible subordinated notes due 2014, and as a result, we recorded a total of $19.3 million of interest expense in fiscal 2008. In accordance with SFAS No. 34, “Capitalization of Interest Cost,” we are required to capitalize a portion of our interest expense related to our $25.0 million equipment term loan on assets that are not ready for their intended use. During fiscal 2009, we capitalized interest of $0.1 million for these qualifying assets. Because our 2012 and 2014 convertible subordinated notes were issued in fiscal 2008, there was no retrospective impact to interest expense in years prior to fiscal 2008.
Interest income
Interest income decreased during fiscal 2009, primarily because of the decrease in cash, cash equivalents and investment balances. During the first nine months of fiscal 2008, interest income was higher due to the increase in cash, cash equivalents and investment balances that resulted from the issuance of the two series of convertible subordinated notes for which we received proceeds totaling $366.2 million. A majority of these proceeds were subsequently used during the third quarter of fiscal 2008 for the purchase of Sirenza. In addition, interest income decreased due to our more conservative investment strategy coupled with lower prevailing interest rates, which were approximately 1.9% for fiscal 2009 as compared to 5.0% for fiscal 2008 and approximately 5.1% for fiscal 2007.
Gain on the retirement of convertible subordinated notes
In fiscal 2009, we repurchased $55.3 million principal amount of our convertible subordinated notes due 2010 and 2014, which resulted in a gain of approximately $14.4 million.
Other (Expense) Income
The decrease in “other (expense) income” in fiscal 2009 was primarily related to foreign currency exchange rate impact on our denominated Euro and Pound Sterling accounts as the rates weakened against the U.S. dollar.
Investment Impairment Charge
During fiscal 2003, we entered into a strategic relationship with Jazz Semiconductor Inc. (Jazz), a privately-held RF and mixed signal silicon wafer foundry, for silicon manufacturing and development. Within the strategic relationship, we obtained a committed low-cost supply of wafers fabricated utilizing Jazz’s silicon manufacturing processes and the ability to collaborate with Jazz on joint process development and the optimization of these processes for fabrication of next-generation silicon products. As part of the strategic relationship, we invested $60.0 million in Jazz, which resulted in an approximate 11% ownership interest.
During our second quarter of fiscal 2007, Jazz entered into a merger agreement with Acquicor Technology, Inc. As a result of this announcement and our intention to sell our equity interest in Jazz, we recorded an impairment charge of $33.9 million and reduced our investment in Jazz to $25.4 million. During fiscal 2007, Jazz announced the completion of its merger with Acquicor Technology, Inc., and as a result, we received cash of approximately $23.1 million. During fiscal 2008, we received an additional $1.7 million in sale proceeds and recorded an impairment charge of $0.5 million.
Income taxes
Income tax expense for fiscal 2009 was $7.9 million, which primarily represented foreign income taxes on international operations and the increase of a valuation allowance against U.S., U.K. and certain China deferred tax assets, as compared to an income tax benefit of $39.1 million for fiscal 2008, which primarily represented the reduction of a valuation allowance against U.S. deferred tax assets, recognition of the tax benefit associated with the operating losses generated in certain taxing jurisdictions, and the revaluation of China-related deferred tax assets due to changes in the future income tax rate. The effective combined domestic income tax rate was 1.3% for fiscal 2009 and 69.8% for fiscal 2008. Our overall tax rate for fiscal years 2009 and 2008 differed from the statutory rate due to adjustments to the deferred tax asset valuation allowance, tax credits, rate differences on foreign transactions, the write-off of in-process research and development costs in connection with the Sirenza acquisition in fiscal 2008 and the UMC acquisition in fiscal 2009, the impairment of goodwill in fiscal 2009, and other differences between book and tax treatment of certain expenditures.
The annual effective tax rate was (0.9%) for fiscal 2009, compared to 92.0% for fiscal 2008. The difference in the annual effective tax rate between fiscal years 2008 and 2009 is primarily due to changes in the valuation allowance against deferred tax assets, the impairment of goodwill in fiscal 2009 and changes in the mix of earnings and losses in countries with differing statutory tax rates.
On March 28, 2009, we had outstanding net operating loss carryforwards (NOLs) for federal domestic tax purposes of approximately $182.2 million, which will begin to expire in 2011, if unused, and state losses of approximately $76.6 million, which will begin to expire in 2010, if unused. Included in these amounts are certain NOLs and other tax attribute assets acquired in conjunction with our acquisitions of Sirenza, Resonext and Silicon Wave. The utilization of U.S. acquired NOL and other deferred tax assets may be subject to certain annual limitations as required under Internal Revenue Code Section 382 and similar state tax provisions. In addition, as of the end of fiscal 2009 we had approximately $29.7 million of U.K. tax NOL carryforwards, which were primarily acquired in connection with the Filtronic acquisition that carryfoward indefinitely. The utilization of the U.K. acquired tax NOL carryforwards may be subject to limitation under the U.K. anti-avoidance provisions.
During the first quarter of fiscal 2008, we agreed to proposed adjustments of $1.8 million related to the examination of our fiscal 2005 U.S. federal income tax return. These adjustments reduced existing net operating loss carryovers and the related deferred tax assets.
We determined that the transition period rules that incrementally raise the income tax rate in China from the 15% rate applicable for Foreign Investment Enterprises prior to 2008, to the new 25% corporate income tax rate that became effective as of January 1, 2008, were not applicable and that we were subject to the full 25% rate. The China deferred tax assets were adjusted to reflect the 25% tax rate in fiscal 2008.
In accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS 109), a valuation allowance of $138.4 million related to domestic and foreign deferred tax assets has been established as of the end of fiscal 2009, as it is management’s opinion that it is more likely than not that these deferred tax assets will not be realized. Realization is dependent upon generating future income in the taxing jurisdictions in which the operating loss carryovers, credit carryovers, depreciable tax basis, and other tax deferred assets exist. It is management’s intent to evaluate the realizability of these deferred tax assets on a quarterly basis. A $38.8 million valuation allowance against our domestic state and U.K. deferred tax assets existed as of the end of fiscal 2008.

During fiscal 2009 the valuation allowance against deferred tax assets increased by $99.6 million. This increase was comprised of: a $0.2 million increase related to state tax credits and net operating loss carryovers acquired in the Sirenza transaction which were not realizable as of the acquisition date and which increase was recorded in goodwill; increases of $90.8 million related to U.S. deferred tax assets, $1.8 million related to China deferred tax assets, and $14.1 million related to U.K. deferred tax assets for which there was a change in judgment about the realizability of the deferred tax assets during fiscal 2009 and which increases were recorded as an income tax expense during the fiscal year; a $0.3 million increase related to the tax benefit of employee stock compensation which was recorded in equity during the fiscal year; and a $7.6 million decrease related to the impact from the change in the exchange rate for the Pound Sterling on the valuation allowance for U.K. deferred tax assets existing as of the beginning of the fiscal year, which amount was offset by a corresponding decrease in the U.S. dollar-denominated amount of the related U.K. deferred tax assets. The $106.7 million for changes in the valuation allowance recorded as an income tax expense were non-cash expenses.
At March, 31, 2007, we had recorded a $51.4 million valuation allowance with respect to the domestic deferred tax asset to the extent that realization of domestic federal and state deferred tax assets was not supported by reversals of existing taxable temporary differences or taxable income in prior carry back years to the extent allowed by the applicable taxing jurisdictions. As of the end of fiscal 2007, we were no longer in a cumulative domestic pre-tax loss position for the most recent three-year period. The valuation allowance was based on a determination by our management that unsettled circumstances existed with respect to a slowdown in demand from a high per-unit dollar content major customer and the significant impact that was expected to have on near-term financial results. These unsettled circumstances represented negative evidence that in management’s opinion required a continuation of the domestic deferred tax asset valuation allowance as of the end of fiscal 2007.
During the first quarter of fiscal 2008, the $51.4 million valuation allowance against the domestic federal and state deferred tax assets that existed as of the end of fiscal 2007 was reduced by $43.6 million. Of this amount, $12.9 million was reversed in connection with the adoption of Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (FIN 48). The balance of $31.6 million consisted of a reversal of $31.6 million of the valuation allowance based on the evaluation by management of the ability in future years to realize the related domestic deferred tax assets and an increase of $0.9 million recorded in connection with state credit deferred tax assets acquired in connection with the Sirenza acquisition. The $30.7 million reversal was based on the determination by management that as of the end of the first quarter of fiscal 2008, the negative evidence that existed as of the end of fiscal 2007 was no longer applicable. Based on actual activity during the period, by the end of the first quarter we were able to better determine the impact of the slow-down in customer demand from the high per-unit dollar content major customer and positive evidence arose of actual increases in sales to other customers and the commencement of volume production of the POLARIS® 3 RF solution. The amount reversed consisted of $20.7 million recognized as an income tax benefit, $4.8 million reversed against equity related to the tax benefit of employee stock options, and $6.1 million reversed against goodwill related to the tax benefit of net operating losses, credits and deductions acquired from other companies. The majority of the subsequent increase in the valuation allowance to $38.8 million at the end of fiscal 2008 consisted of $3.4 million recorded in connection with the Sirenza acquisition during the third quarter of fiscal 2008 and $27.0 million recorded in connection with the Filtronic acquisition during the fourth quarter of fiscal 2008.
In accordance with SFAS 109, as of the end of the third quarter of fiscal 2009, we evaluated our ability to realize our deferred tax assets in future periods and increased the valuation allowance for the deferred tax assets in the U.K., China, and the U.S. from $37.0 million as of the end of the prior quarter to $126.5 million. This increase in the valuation allowance during the third quarter of fiscal 2009 was due to impairment charges incurred during the third quarter of fiscal 2009 that resulted in us moving into a cumulative pre-tax loss for the most recent three-year period, inclusive of the loss for the period ended December 27, 2008. Management determined that the negative evidence represented by the cumulative pre-tax loss that arose during the third quarter of fiscal 2009 required an increase in the valuation allowance under SFAS 109 to the extent that realization of these deferred tax assets was not supported by reversals of existing taxable temporary differences or taxable income in prior carry back years, to the extent allowed by the applicable taxing jurisdictions. We intend to maintain a valuation allowance until sufficient positive evidence exists to support its full or partial reversal. The amount of the deferred tax assets actually realized could vary depending upon the amount of taxable income we are able to generate in the various taxing jurisdictions in which we have operations.
We adopted the provisions of FIN 48 as of April 1, 2007. As a result of adoption, we recognized a cumulative effect adjustment of approximately $3.1 million as an increase to retained earnings as of April 1, 2007. As of the date of adoption, our gross unrecognized tax benefits totaled $15.3 million. Included in this amount is $10.9 million (net of federal benefit of state taxes), which represents the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate. As of March 29, 2008, our gross unrecognized tax benefits totaled $20.7 million, of which $15.8 million (net of federal benefit of state taxes) represents the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate. As of March 28, 2009, our gross unrecognized tax benefits totaled $29.5 million, of which $18.9 million (net of federal benefit of state taxes) represents the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate. Included in the balance of unrecognized tax benefits at March 28, 2009, is $0.9 million related to tax positions for which it is reasonably possible that the total amounts could significantly change in the next twelve months. This amount represents a decrease in unrecognized tax benefits related to the expiration of a statute of limitations period.
SHARE-BASED COMPENSATION
On April 2, 2006 (the first day of our 2007 fiscal year), we adopted the provisions of SFAS 123(R) using a modified prospective application. Under SFAS 123(R), share-based compensation cost is measured at the grant date, based on the estimated fair value of the award using an option pricing model (Black-Scholes), and is recognized as expense over the employee’s requisite service period.
As of March 28, 2009, total remaining unearned compensation cost related to nonvested restricted stock was $23.3 million, which will be amortized over the weighted-average remaining service period of 1.54 years.
LIQUIDITY AND CAPITAL RESOURCES
We have funded our operations to date through sales of equity and debt securities, bank borrowings, capital equipment leases and revenue from product sales. Through public and Rule 144A securities offerings, we have raised approximately $1,053.3 million, net of offering expenses, from fiscal 1998 through fiscal 2009. As of March 28, 2009, we had working capital of approximately $413.7 million, including $173.0 million in cash and cash equivalents, compared to working capital at March 29, 2008 of $480.6 million, including $129.8 million in cash and cash equivalents.
Cash Flows from Operating Activities
Operating activities in fiscal 2009 provided cash of $112.2 million, compared to $59.9 million in fiscal 2008. This increase in cash flow from operations was primarily the result of an increase in net cash provided by changes in operating assets and liabilities offset in part by a net loss of $887.9 million. Non-cash items included in net loss in fiscal 2009 consisted of goodwill and intangible impairments of $686.5 million, asset impairments of $76.0 million and a gain on the retirement of convertible subordinated notes of $14.4 million. We recognized the aforementioned impairments primarily due to the lower demand for our products in the second half of fiscal 2009 resulting from the global economic slowdown. In response to this decrease in demand, we reduced inventory levels, and as of March 28, 2009, our inventory balance was approximately 40% lower as compared to fiscal 2008. We reduced inventory in fiscal 2009 by (1) slowing down production, (2) decreasing our purchases of raw materials and (3) increasing our inventory reserves. As a result of lower inventory purchases, our accounts payable balance as of March 28, 2009, decreased by approximately 40% as compared to the balance at the end of fiscal 2008.
Cash Flows from Investing Activities
Net cash used in investing activities in fiscal 2009 was $47.1 million compared to $437.6 million in fiscal 2008. During fiscal 2008, we acquired Sirenza and Filtronic and the cash portion of these acquisitions totaled $285.6 million (net of cash acquired and transaction costs). During fiscal 2009, we completed the acquisition of UMC for $23.5 million, net of cash acquired.
Our capital expenditures totaled approximately $46.5 million during fiscal 2009 as compared to $122.7 million during fiscal 2008. Capital expenditures in fiscal 2010 are expected to be between $10.0 million and $20.0 million, which we expect to fund with cash flows from operations.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 establishes a common definition for fair value to be applied to U.S. GAAP guidance requiring use of fair value and establishes a framework for measuring fair value. SFAS 157 specifies a hierarchy of valuation techniques used to measure fair market value based on whether the inputs to those valuation techniques are observable or unobservable. This hierarchy requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value. Level 1 valuations are comprised of quoted prices for identical instruments in active markets. Level 2 valuations are comprised of quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. Level 3 valuations are derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
We have level 3 auction rate securities (ARS), which are debt instruments with interest rates that reset through periodic short-term auctions. Our level 3 ARS and related put option totaled $18.0 million and $2.5 million measured at fair value at March 28, 2009, respectively. Our level 3 ARS consisted of AAA rated securities issued primarily by student loan corporations, which are agencies of various U.S. state governments. The student loans backing these securities fall under the Federal Family Education Loan Program (FFELP), which is supported and guaranteed by the United States Department of Education. Our ARS have contractual maturities of 19 years to 36 years.
The recent conditions in the global credit markets have prevented some investors from liquidating their holdings of ARS because the amount of securities submitted for sale has exceeded the amount of purchase orders for such securities. Given the liquidity issues, the fair values of the level 3 ARS could not be estimated based on observable market prices. The Company estimated the level 3 ARS fair values with the assistance of a third party investment advisor using a discounted cash flow model as of March 28, 2009. The assumptions used in preparing the discounted cash flow model included the expected timing of successful auctions or refinancings in the future, the composition and quality of the underlying collateral and the creditworthiness of the issuer, and the probability of full repayment considering the guarantees by FFELP of the underlying student loans.
In August 2008, the securities firm from which we purchased all of our level 3 ARS announced a settlement with the SEC and various state regulatory agencies under which it agreed to restore liquidity to certain of its clients holding ARS. In accordance with this settlement, the securities firm has agreed to offer us the right to sell our outstanding level 3 ARS to the securities firm at par value (i.e., the face amount), plus accrued but unpaid dividends or interest, at any time during the period of June 30, 2010 through July 2, 2012. In addition, the securities firm has agreed to provide us with a “no net cost” credit line of up to 75% of the market value of our outstanding level 3 ARS pending the securities firm’s purchase of our ARS. In November 2008, we accepted the offer and entered into a settlement agreement on the terms set forth above. The rights entered into under this settlement agreement are a separate freestanding instrument accounted for separately from the ARS, and are registered, nontransferable securities accounted for as a put option and recorded at fair value. We elected fair value accounting under SFAS 159 in order to minimize volatility in earnings caused by accounting for the put option and underlying ARS under different methods. The acceptance of the option and election of fair value led to a $2.5 million unrealized gain included in “other (expense) income” with the put option asset recorded in “other non-current assets.” As a result of this settlement agreement, the ARS previously reported as available-for-sale have been transferred to trading securities and continue to be classified as long-term investments. This transfer into trading securities resulted in the reclassification of unrealized losses from “other comprehensive income” into “other (expense) income.”
Cash Flows from Financing Activities
Net cash used by financing activities in fiscal 2009 was $20.0 million, compared to net cash provided by financing activities of $275.8 million for fiscal 2008. This decrease is primarily due to higher financing activities in the first quarter of fiscal 2008 related to the private placement of convertible subordinated notes. In April 2007, we issued $200 million aggregate principal amount of 0.75% Convertible Subordinated Notes due 2012 and $175 million aggregate principal amount of 1.00% Convertible Subordinated Notes due 2014. The two series of notes were issued in a private placement to Merrill Lynch, Pierce, Fenner & Smith Incorporated for resale to qualified institutional buyers. The net proceeds of the offering were approximately $366.2 million after payment of the underwriting discount and expenses of the offering totaling approximately $8.8 million. In addition, we repurchased 30.0 million shares of our common stock for a total of $98.7 million (including related transaction costs) during fiscal 2008.
In fiscal 2009, we repurchased $55.3 million principal amount of our convertible subordinated notes due 2010 and 2014 for approximately $32.4 million and we also executed on a $13.5 million “no net cost” credit line related to an agreement with the company that holds our level 3 ARS. As of March 28, 2009, the “no net cost” credit line is recorded in “long-term debt” on our Consolidated Balance Sheet.
Our future capital requirements may differ materially from those currently anticipated and will depend on many factors, including, but not limited to, market acceptance of our products, volume pricing concessions, capital improvements, demand for our products, technological advances and our relationships with suppliers and customers. Based on current and projected levels of cash flow from operations, coupled with the proceeds from our fiscal 2004 note offering and our fiscal 2008 note offering, we believe that we have sufficient liquidity to meet both our short-

term and long-term cash requirements. However, if there is a significant decrease in demand for our products, or in the event that growth is faster than we had anticipated, operating cash flows may be insufficient to meet our needs. If existing resources and cash from operations are not sufficient to meet our future requirements or if we perceive conditions to be favorable, we may seek additional debt or equity financing, additional credit facilities, enter into sale-leaseback transactions or obtain asset-based financing. We cannot be sure that any additional equity or debt financing will not be dilutive to holders of our common stock. Further, we cannot be sure that additional equity or debt financing, if required, will be available on favorable terms, if at all.
IMPACT OF INFLATION
We do not believe that the effects of inflation had a significant impact on our revenue or income from continuing operations during fiscal years 2009 and 2008.
OFF-BALANCE SHEET ARRANGEMENTS
We do not have transactions or relationships with “special purpose” entities, and we do not have any off-balance sheet financing other than normal operating leases.
CONTRACTUAL OBLIGATIONS
The following table summarizes our significant contractual obligations and commitments (in thousands) as of March 28, 2009, and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due By Period
		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years
Capital commitments	$1,554	$1,554	$—	$—	$—
Capital leases	224	167	57	—	—
Operating leases	51,902	11,077	18,394	11,972	10,459
Convertible debt (including interest)	567,446	6,032	214,406	203,604	143,404
Credit line	13,500	—	13,500	—	—
Other debt (including interest)	22,038	5,735	9,574	6,729	—
Purchase obligations	16,633	13,166	3,437	25	5

Total	$673,297	$37,731	$259,368	$222,330	$153,868

Capital Commitments
On March 28, 2009, we had short-term capital commitments of approximately $1.6 million, primarily for equipment replacements, equipment for process improvements and general corporate requirements.
Capital Leases
We lease certain equipment and computer hardware and software under non-cancelable lease agreements that are accounted for as capital leases. Interest rates on capital leases ranged from 8.5% to 12.6% as of March 28, 2009. Equipment under capital lease arrangements are included in property and equipment and have a cost of approximately $0.6 million and $0.8 million and related accumulated amortization of $0.2 million and $0.1 million as of March 28, 2009 and March 29, 2008, respectively. Capital lease amortization totaling approximately $0.2 million, $0.1 million and $0.0 million is included in depreciation expense for fiscal years 2009, 2008 and 2007, respectively.
Operating Leases
We lease the majority of our corporate, wafer fabrication and other facilities from several third party real estate developers. The terms of these operating leases range from approximately one year to 22 years. Several have renewal options of up to two 10-year periods and several also include standard inflation escalation terms. Several also include rent escalation, rent holidays and leasehold improvement incentives, which are recognized to expense on a straight-line basis in accordance with SFAS No. 13, “Accounting for Leases” (SFAS 13). We also lease various machinery and equipment and office equipment under non-cancelable operating leases. The terms of these operating leases range from less than one year to three years. As of March 28, 2009, the total future minimum lease payments were approximately $51.3 million related to facility operating leases and approximately $0.6 million related to equipment operating leases.

Convertible Debt
In April 2007, we issued $200 million aggregate principal amount of 0.75% Convertible Subordinated Notes due 2012 (the “2012 Notes”) and $175 million aggregate principal amount of 1.00% Convertible Subordinated Notes due 2014 (the “2014 Notes”, and together with the 2012 Notes, the “Notes”). The Notes were issued in a private placement to Merrill Lynch, Pierce, Fenner & Smith Incorporated for resale to qualified institutional buyers. The net proceeds of the offering were approximately $366.2 million after payment of the underwriting discount and expenses of the offering totaling approximately $8.8 million. Interest on the Notes is payable in cash semiannually in arrears on April 15 and October 15 of each year, beginning October 15, 2007. The 2012 Notes mature on April 15, 2012, and the 2014 Notes mature on April 15, 2014. The Notes are subordinated unsecured obligations and rank junior in right of payment to all of our existing and future senior debt. The Notes effectively will be subordinated to the indebtedness and other liabilities of our subsidiaries.
Holders may convert their Notes based on a conversion rate of 124.2969 shares of our common stock per $1,000 principal amount of Notes (which is equal to an initial conversion price of approximately $8.05 per share), subject to adjustment, only under the following circumstances: (1) if the closing price of our common stock reaches, or the trading price of the Notes falls below, specified thresholds for a specified number of trading days, (2) if specified distributions to holders of our common stock occur, (3) if a fundamental change occurs or (4) during the last month prior to maturity of the applicable Notes. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of Notes, a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, as determined under the applicable indentures governing the Notes. If the conversion value exceeds $1,000, we also will deliver, at our election, cash or common stock or a combination of cash and common stock equivalent to the amount of the conversion value in excess of $1,000. This election to deliver cash or common stock if the conversion value exceeds the conversion price will require us to evaluate the inclusion of shares in our dilutive earnings per share calculation (based on the treasury stock method) in the event our stock price exceeds $8.05 per share.
Holders of the Notes who convert their Notes in connection with a fundamental change, as defined in the Indentures, may be entitled to a make whole premium in the form of an increase in the conversion rate applicable to their Notes. In addition, in the event of a fundamental change, holders of the Notes may require us to purchase for cash all or a portion of their Notes, subject to specified exceptions, at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, up to, but not including, the fundamental change purchase date.
Holders of the Notes are entitled to the benefits of a Registration Rights Agreement, dated as of April 4, 2007, between us and Merrill Lynch (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we have filed a shelf registration statement with the Securities and Exchange Commission covering resales of the Notes and the common stock issuable upon conversion of the Notes. We have agreed to use our reasonable efforts to keep this registration statement effective until the earlier of (1) the sale pursuant to the shelf registration statement of the Notes and all of the shares of common stock issuable upon conversion of the Notes, (2) the date when the holders are able to sell all such securities immediately pursuant to Rule 144 promulgated under the Securities Act of 1933, and (3) the date that is two years from the date of filing of the shelf registration statement.
During fiscal 2004, we completed the private placement of $230.0 million aggregate principal amount of 1.50% convertible subordinated notes due 2010. The net proceeds of the offering were approximately $224.7 million after payment of the underwriting discount and expenses of the offering totaling $5.3 million. The net proceeds from the 1.50% offering were offset by the repurchase of $200.0 million of the $300.0 million aggregate principal amount of our 3.75% convertible subordinated notes due 2005. On August 15, 2004, we redeemed the remainder of the outstanding principal amount of the 3.75% convertible subordinated notes due 2005 for $100.0 million plus accrued interest with cash flow from operations and cash on hand.
In fiscal 2009, we repurchased $23.0 million principal amount of our convertible subordinated notes due 2010 at an average price of $82.83, which resulted in a gain of approximately $3.8 million. In fiscal 2009, we also repurchased $32.3 million principal amount of our convertible subordinated notes due 2014 at an average price of $41.47, which resulted in a gain of approximately $10.6 million.
Our 1.50% convertible subordinated notes had a fair value of $180.1 million (excluding the notes that were repurchased in fiscal 2009) and $207.0 million as of March 28, 2009 and March 29, 2008, respectively, on the Private Offerings, Resale and Trading Through Automated Linkages (PORTAL) Market. As of March 28, 2009, and March 29, 2008, our 0.75% convertible notes had a fair value of $114.5 million and $140.4 million, respectively. Our 1.00%

convertible subordinated notes had a fair value of $78.1 million (excluding the notes that were repurchased in fiscal 2009) and $113.9 million as of March 28, 2009 and March 29, 2008, respectively.
No Net Cost Credit Line
In November 2008, we entered into an agreement with the company that holds our level 3 ARS in which the securities firm will give us the right to sell our outstanding level 3 ARS to the securities firm at par value (i.e., the face amount), plus accrued but unpaid dividends or interest, at any time during the period June 30, 2010 through July 2, 2012. The Company intends to sells its outstanding level 3 ARS to the securities firm on or about June 30, 2010. Included in the agreement was the option to take out a “no net cost” credit line (Credit Line Agreement), which means that the interest that we will pay on the credit line obligation will not exceed the interest that we receive on our level 3 ARS, which are pledged as first priority collateral for this loan. The ARS securities pledged as collateral for the loan had a market value of $18.0 million as of March 28, 2009. Pursuant to the terms and conditions of the Credit Line Agreement we may borrow up to 75% of the market value of our outstanding level 3 ARS. In addition, the securities firm may demand full or partial payment or terminate and cancel the Credit Line Agreement, at its sole option and without cause, at any time. However, if the securities firm exercises this right, the securities firm must provide as soon as reasonably possible, alternative financing on substantially the same terms and conditions as those under the Credit Line Agreement and the Credit Line Agreement will remain in full force and effect until such time as such alternative financing has been established. If alternative financing cannot be established, then the securities firm must purchase the pledged ARS at par.
During the fourth quarter of fiscal 2009, we executed on the Credit Line Agreement and drew up to the 75% stated limit, or $13.5 million, as determined by the securities firm. The credit line will become payable when the securities firm receives the proceeds from purchases of our ARS. As of March 28, 2009, the credit line is recorded in long-term debt on our Consolidated Balance Sheet.
Other Debt
During the first quarter of fiscal 2008, we entered into a loan denominated in Renminbi with a bank in Beijing, China, which is payable in April 2012. As of March 28, 2009, this loan was equivalent to approximately $6.7 million (with the amount fluctuating based on exchange rates). The proceeds were used for the expansion of our internal assembly facility. Interest is calculated at 95% of the People’s Bank of China benchmark interest rate at the end of each month and is payable on the twentieth day of the last month of each quarter (the People’s Bank of China benchmark interest rate for a three- to five-year loan was 7.02% effective as of October 30, 2008, which is the most recent published rate available as of March 28, 2009). We have received a cash incentive from the Beijing Municipal Bureau of Industrial Development in support of the expansion of our China facility. This incentive will offset the amount of monthly interest expense for the first two years of the loan.
During the first quarter of fiscal 2007, we entered into a $25.0 million asset-based equipment term loan financing agreement. The net proceeds of approximately $24.8 million (after payment of administrative fees and issuance costs totaling $0.2 million) were used primarily for wafer fabrication and assembly expansions. The equipment term loan is payable in equal monthly installments of principal and interest of approximately $0.5 million, which commenced on August 1, 2006, with a final balloon payment of approximately $3.0 million due on July 1, 2011. The interest rate on the equipment term loan is approximately 7.87%.
Pursuant to the equipment term loan, we must maintain, on a quarterly basis, a ratio of senior funded debt to EBITDA of not greater than 3.5 to 1.0, and unencumbered cash or cash-equivalent holdings of not less than $50.0 million. Senior funded debt is defined as current- and long-term debt plus capital leases, and EBITDA is defined as (i) operating income under GAAP, plus (ii) depreciation and amortization expense, plus (iii) all non-cash expenses and losses, minus all non-cash income and gains. As of March 28, 2009, we were in compliance with these covenants and based on current information and projections it appears that we will be able to meet these covenants for fiscal 2010.
Purchase Obligations
As of March 28, 2009, we had contractual obligations for the purchase of goods or services totaling approximately $16.6 million.
Other Contractual Obligations
In addition to the amounts shown in the Contractual Obligations table above, $29.5 million of unrecognized tax benefits have been recorded as liabilities in accordance with FIN 48, and we are uncertain as to if or when such amounts may be settled.

As discussed in Note 10 to the Consolidated Financial Statements, we have an unfunded pension plan in Germany with a benefit obligation of approximately $2.6 million as of March 28, 2009. Pension benefit payments are not included in the schedule above as they are not available for all periods presented. Pension benefit payments were less than $0.1 million for fiscal 2009 and are expected to be less than $0.1 million for fiscal 2010.
OTHER
During fiscal 2007, we received a notification from a customer with respect to a failure in the field of one of our products due to an alleged defect in the products. As a result, we recorded an estimate of $1.5 million in current liabilities as of March 29, 2008 for the cost to replace these defective products. During the third quarter of fiscal 2009, we settled this claim with the customer for approximately $1.3 million.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The preparation of consolidated financial statements requires management to use judgment and estimates. The level of uncertainty in estimates and assumptions increases with the length of time until the underlying transactions are completed. Actual results could ultimately differ from those estimates. The accounting policies that are most critical in the preparation of our consolidated financial statements are those that are both important to the presentation of our financial condition and results of operations and require significant judgment and estimates on the part of management. Our critical accounting policies are reviewed periodically with the Audit Committee of the Board of Directors. We also have other policies that we consider key accounting policies, such as policies for revenue recognition (see Note 2 to the Consolidated Financial Statements); however, these policies typically do not require us to make estimates or judgments that are difficult or subjective.
Inventory Reserves. The valuation of inventory requires us to estimate obsolete or excess inventory. The determination of obsolete or excess inventory requires us to estimate the future demand for our products within specific time horizons, generally six to twelve months. The estimates of future demand that we use in the valuation of inventory are the same as those used in our revenue forecasts and are also consistent with the estimates used in our manufacturing plans to enable consistency between inventory valuation and build decisions. Product-specific facts and circumstances reviewed in the inventory valuation process include a review of the customer base, market conditions, and customer acceptance of our products and technologies, as well as an assessment of the selling price in relation to the product cost.
Historically, inventory reserves have fluctuated as new technologies have been introduced and customers’ demand has shifted. During fiscal 2009, we experienced a significant impact to gross profit as customer demand dramatically decreased as a result of the economic downturn. With respect to fiscal years 2009, 2008 and 2007, reserves impacting margins have been $21.0 million, $5.8 million, and $7.3 million, respectively. If our demand forecast for specific products is greater than actual demand and we fail to reduce manufacturing output accordingly, we could be required to increase our reserves, which would have a negative impact on gross profit.
Goodwill and Intangible Assets. Goodwill is recorded when the purchase price paid for a business exceeds the estimated fair value of the net identified tangible and intangible assets acquired. Intangibles are recorded when such assets are acquired by purchase or license. The value of our intangibles, including goodwill, could be impacted by future adverse changes such as: (i) any future declines in our operating results; (ii) a decline in the value of technology company stocks, including the value of our common stock; (iii) a prolonged or more significant slowdown in the worldwide economy or the semiconductor industry; or (iv) any failure to meet the performance projections included in our forecasts of future operating results.
Goodwill
We have determined that we have two reporting units as of fiscal 2009 (CPG and MPG) for purposes of allocating and testing goodwill under SFAS 142. In evaluating our reporting units we first consider our operating segments and related components in accordance with SFAS 131. Goodwill has been allocated to each of our two reporting units, which are expected to benefit from the synergies of the business combinations generating the underlying goodwill.
We evaluate our goodwill for potential impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred in accordance with the provisions of SFAS 142, which requires that goodwill be tested for impairment using a two-step process. The first step of the goodwill impairment test is to identify potential impairment by comparing the estimated fair value of each reporting unit containing our goodwill with the related carrying amount of the reporting unit.
We have historically used both the income and market approaches to estimate the fair value of our reporting units. The income approach involves discounting future estimated cash flows. The sum of the reporting unit cash flow projections was compared to our market capitalization in a discounted cash flow framework to calculate an overall implied internal rate of return (or discount rate) for the Company. Our market capitalization was adjusted to a control basis assuming a reasonable control premium, which resulted in an implied discount rate. This implied discount rate serves as a baseline for estimating the specific discount rate for each reporting unit.
The discount rate used is the value-weighted average of our estimated cost of equity and debt (“cost of capital”) derived using both known and estimated customary market metrics. Our weighted average cost of capital is adjusted for each reporting unit to reflect a risk factor, if necessary, for each reporting unit. We perform sensitivity tests with respect to growth rates and discount rates used in the income approach. We believe the income approach is appropriate because it provides a fair value estimate based upon the respective reporting unit’s expected long-term operations and cash flow performance.
In applying the market approach, valuation multiples are derived from historical and projected operating data of selected guideline companies, which are evaluated and adjusted, if necessary, based on the strengths and weaknesses of the reporting unit relative to the selected guideline companies. The valuation multiples are then applied to the appropriate historical and/or projected operating data of the reporting unit to arrive at an indication of fair value. We believe the market approach is appropriate because it provides a fair value using multiples from companies with operations and economic characteristics similar to our reporting units. We weighted the results of the income approach and the results of the market approach at 60% and 40%, respectively. The income approach was given a slightly higher weight because it has a more direct correlation to the specific economics of the reporting units than the market approach, which is based on multiples of companies that, although comparable, may not have the exact same mix of products and may not have the exact same systemic or non-systemic risk factors as our reporting units. Our methodologies used for valuing goodwill during fiscal 2009 have not changed from fiscal 2008.
If the fair value of the reporting unit is determined to be less than the carrying value, we perform a step-two analysis in accordance with SFAS 142 in order to determine the implied fair value of each reporting unit’s goodwill and determine the amount of the impairment of goodwill. Determining the implied fair value of goodwill requires valuation of a reporting unit’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. In applying both our SFAS 142 analyses we considered EITF 02-13, “Deferred Income Tax Considerations in Applying the Goodwill Impairment Test of FASB Statement No. 142,” as appropriate.
We conduct our annual goodwill impairment test on the first day of the fourth quarter in each fiscal year, and did so in fiscal 2008 without a need to expand the impairment test to step-two under SFAS 142. However, during the third quarter of fiscal 2009, indicators of potential impairment caused us to conduct an interim impairment test, which was performed as of November 22, 2008. See Note 6 to the Consolidated Financial Statements for additional information regarding fiscal 2009 goodwill impairment.
Inherent in such fair value determinations of our reporting units are significant judgments and estimates, including assumptions about our future revenue, profitability and cash flows, our operational plans and our interpretation of current economic indicators and market valuations. To the extent these assumptions are incorrect or there are further declines in our business outlook, additional goodwill impairment charges may be recorded in future periods.
For fiscal 2009, the material assumptions used for the income approach were 10 years of projected net cash flows, a discount rate of 18% and a long-term growth rate of 4% (for both the CPG and MPG reporting units). We considered historical rates and current market conditions when determining the discount and growth rates used in our analysis. The material assumptions used for the income approach were consistent in fiscal 2008 and 2009, except the discount rate for the MPG reporting unit was increased for fiscal 2009 due to missed projections and an increased risk profile.

A one percentage point decrease in the discount rate would have increased the fair value of the two impaired reporting units by approximately $72.0 million, while a one percentage point increase in the discount rate would have decreased the fair value of the two impaired reporting units by approximately $62.0 million. A one percentage point decrease in the long-term growth rate would have decreased the fair value of the two impaired reporting units by approximately $29.0 million, while a one percentage point increase in the long-term growth rate would have increased the fair value of the two impaired reporting units by approximately $33.0 million.
Intangible Assets
Intangibles consist primarily of technology licenses and assets resulting from business combinations. Technology licenses are amortized on a straight-line basis over the lesser of the estimated useful life of the technology or the term of the license agreement, ranging from 3 to 15 years. Acquired product technology and other intangible asset costs are also amortized on a straight-line basis over the estimated useful life, ranging from 3 to 10 years.
We regularly review identified intangible assets to determine if facts and circumstances indicate that the useful life is shorter than the Company originally estimated or that the carrying amount of the assets may not be recoverable. If such facts and circumstances exist, we assess the recoverability of identified intangible assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairments, if any, are based on the excess of the carrying amount over the fair value of those assets and occur in the period in which the impairment determination was made as required by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). See Note 6 to the Consolidated Financial Statements for additional information regarding fiscal 2009 identified intangible impairment.
The value of acquired in-process research and development is determined by estimating the costs to develop the purchased in-process research and development into a commercially viable product, estimating the resulting cash flows from the sale of the products resulting from the completion of the in-process research and development and discounting the net cash flows using an appropriate discount rate, net of returns on contributory assets. The acquired in-process research and development with no alternative future use is expensed at the acquisition date in accordance with SFAS 141. See Note 7 to the Consolidated Financial Statements.
The value of acquired developed technology is determined by discounting forecasted cash flow directly related to the existing product technology, net of returns on contributory assets.
The value of acquired customer relationships is based on the benefit derived from the incremental revenue and related cash flow as a direct result of the customer relationship. These forecasted cash flows are discounted to present value using an appropriate discount rate.
Impairment of Long-lived Assets. We review the carrying values of all long-lived assets whenever events or changes in circumstances indicate that such carrying values may not be recoverable, in accordance with SFAS 144. Factors that we consider in deciding when to perform an impairment review include significant under- performance of a business, significant negative industry or economic trends, and significant changes or planned changes in our use of assets. See Note 11 to the Consolidated Financial Statements for additional information regarding fiscal 2009 long-lived assets impairment.
In making impairment determinations for long-lived assets, we utilize certain assumptions, including but not limited to: (i) estimations and quoted market prices of the fair market value of the assets; and (ii) estimations of future cash flows expected to be generated by these assets, which are based on additional assumptions such as asset utilization, length of service that the asset will be used in our operations and estimated salvage values.
Investments. We invest in available-for-sale securities. We do not purchase investments for trading or speculative purposes; however, we currently hold trading securities as a result of the reclassification of level 3 available-for-sale auction rate securities for which we have accepted a settlement agreement from a securities firm including a right to sell (see Note 4 to the Consolidated Financial Statements for more information).

We review our investments quarterly for indicators of impairment. Investments in available-for-sale securities may require management to determine if a decline in the market value is other-than-temporary. Other-than-temporary declines in value are recorded in the income statement. A decline is typically considered other-than temporary if the market value of the security is estimated to be below its cost basis for an extended period of time, or the issuer has experienced significant financial difficulties. If a decline in value is noted and considered temporary, an available-for-sale investment is adjusted to fair value with the offset to other comprehensive income in the equity section of the balance sheet; a trading investment is adjusted to fair value with the offset to “other (expense) income” on the income statement.
Share-Based Compensation. During fiscal 2007, we began preparing our financial statements in accordance with SFAS No. 123(R), “Share-Based Payment,” (SFAS 123(R)) using the modified-prospective method, and as a result, options that were previously subject to variable accounting treatment are now subject to the provisions of SFAS 123(R) and are no longer accounted for as variable awards. SFAS 123(R) requires all share-based payments, including grants of stock options and restricted stock units, to be recognized in our financial statements based on their respective grant date fair values. Under this standard, the fair value of each employee stock option is estimated on the date of grant using an option pricing model that meets certain requirements. We currently use the Black-Scholes option pricing model to estimate the fair value of our share-based payments. The Black-Scholes model meets the requirements of SFAS 123(R), but the fair values generated by the model may not be indicative of the actual fair values of our share-based awards as this model does not consider certain factors important to share-based awards, such as continued employment, periodic vesting requirements and limited transferability. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends.
Expected Volatility
We use implied volatility based on publicly traded options, as we believe implied volatility is more useful than historical volatility in estimating expected volatility because it is generally reflective of both historical volatility and expectations of how future volatility will differ from historical volatility. In determining the appropriateness of implied volatility, we considered: (i) the volume of market activity of publicly traded options and determined that there was sufficient market activity; (ii) the ability to reasonably match the input variables of options publicly traded to those of options granted by us, such as the date of grant and the exercise price, and determined that the input assumptions were comparable; and (iii) the length of term of publicly traded options used to derive implied volatility, which is generally six months to two years, and determined that the length of term was sufficient.
If we determined that another method of estimating expected volatility was more reasonable than our current method, or if another method for calculating expected volatility was prescribed by authoritative guidance, the fair value calculated for share-based awards could change significantly. Higher volatility results in an increase to share-based compensation determined at the date of grant.
Expected Term
The expected life of employee stock options represents the weighted-average period that the stock options are expected to remain outstanding. Upon adoption of SFAS 123(R), we changed our method of calculating the expected term of an option based on the assumption that all outstanding options will be exercised at the midpoint of the current date and full contractual term, combined with the average life of all options that have been exercised or cancelled. Prior to the adoption of SFAS 123(R), we estimated the expected term to be based on a weighted average combining the average life of options that have been cancelled or exercised with the expected life of all unexercised options. The expected life for unexercised options was based upon the options reaching their full contractual term (i.e., the 10-year life of the option). We believe that this change provides a better estimate of the future expected life based on analysis of historical exercise behavioral data.
Risk-Free Interest Rate
The risk-free interest rate assumption is based on observed interest rates appropriate for the expected terms of our stock options.
Expected Dividend Yield
The dividend yield assumption is based on our history and expectation of dividend payouts.

Forfeitures
The amount of share-based compensation expense in fiscal years 2009, 2008 and 2007 was reduced for estimated forfeitures based on historical experience. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We will evaluate the assumptions used to value stock awards on a quarterly basis. If factors change and we employ different assumptions, share-based compensation expense may differ significantly from what we have recorded in the past. To the extent that we grant additional equity securities to employees or we assume unvested securities in connection with any acquisitions, our share-based compensation expense will be increased by the additional unearned compensation resulting from those additional grants or acquisitions. The fair value of our restricted stock awards is based on the fair market value of our common stock on the date of grant. Share-based compensation expense recognized in our financial statements in fiscal years 2009, 2008 and 2007 is based on awards that are ultimately expected to vest.
Income Taxes. In determining income for financial statement purposes, we must make certain estimates and judgments in the calculation of tax expense and the resultant tax liabilities and in the recoverability of deferred tax assets that arise from temporary differences between the tax and financial statement recognition of revenue and expense.
As part of our financial process, we must assess the likelihood that our deferred tax assets can be recovered. If recovery is not likely, the provision for taxes must be increased by recording a reserve in the form of a valuation allowance for the deferred tax assets that are estimated not to be ultimately recoverable. In this process, certain relevant criteria are evaluated including the existence of deferred tax liabilities that can be used to absorb deferred tax assets, the taxable income in prior carryback years that can be used to absorb net operating losses and credit carrybacks, future expected taxable income in the various taxing jurisdictions in which the Company has operations, and prudent and feasible tax planning strategies. As of the beginning of fiscal 2009, valuation allowances were provided for certain domestic state NOL and credit carryovers and a substantial portion of the acquired U.K. deferred tax assets, net of liabilities. During fiscal 2009, we increased our valuation allowance to substantially offset all of our U.S., U.K., and Shanghai, China deferred tax assets, net of liabilities. Our judgment regarding future taxable income may change due to future market conditions, changes in U.S. or international tax laws and other factors. These changes, if any, may require material adjustments to these deferred tax assets and an accompanying reduction or increase in net income in the period when such determinations are made.
On April 1, 2007, we adopted FIN 48. FIN 48 defines a criterion that an income tax position has to meet for some or all of the benefit of that tax reporting position to be recognized in an entity’s financial statements. As part of our financial process, we must assess the likelihood that our tax reporting positions will ultimately be sustained. Our judgment regarding the sustainability of our tax reporting positions may change in the future due to changes in U.S. or international tax laws and other factors. These changes, if any, may require material adjustments to the related deferred tax assets or accrued income tax liabilities and an accompanying reduction or increase in net income in the period when such determinations are made.
RECENT ACCOUNTING PRONOUNCMENTS
In May 2008, the FASB issued FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1). FSP APB 14-1 requires the issuer of convertible debt instruments with cash settlement features to separately account for the liability and equity components of the instrument and requires retrospective application to all periods presented. The debt component was recorded at the present value of its cash flows discounted using the issuer’s nonconvertible debt borrowing rate. The equity component was recorded as the difference between the proceeds from the issuance of the note and the fair value of the liability, net of deferred taxes. FSP APB 14-1 also requires an accretion of the resultant debt discount over the expected life of the debt. The adoption of FSP APB 14-1 on March 29, 2009 decreased net loss by approximately $10.7 million for fiscal 2009 and decreased net income by approximately $9.1 million for fiscal 2008. See Note 2A of the consolidated financial statements for further discussion and details of the retrospective adoption.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets.” FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, as well as interim periods within those fiscal years. We are currently in the process of evaluating the impact of adopting this pronouncement.
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). This statement changes the way assets and liabilities are recognized in purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, and requires the capitalization of in-process research and development at fair value. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred; that restructuring costs generally be expensed in periods subsequent to the acquisition date; and that changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be recognized as a component of provision for taxes. The adoption of SFAS 141(R) will change our accounting treatment for business combinations on a prospective basis beginning in the first quarter of fiscal 2010.
In June 2007, the FASB ratified EITF Issue 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities” (EITF 07-3). EITF 07-3 requires non-refundable advance payments for goods and services to be used in future research and development (R&D) activities to be recorded as assets and the payments to be expensed when the R&D activities are performed. This issue is effective prospectively for fiscal years beginning after December 15, 2007, or fiscal 2009 for RFMD. The adoption of EITF 07-3 did not have an impact on our financial position and results of operations.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 was effective for us on the first day of fiscal 2009. At the effective date of SFAS No. 159, we did not choose to elect the fair value option for any items that were not already required to be measured at fair value in accordance with accounting principles generally accepted in the United States. During the third quarter of fiscal 2009, we entered into a settlement agreement related to our ARS with the securities firm from which we purchased all of our level 3 ARS. This settlement agreement represented a put option, and as a result, an up-front election was made by us under SFAS 159 to apply the fair value option to the put option (see Note 4 to the Consolidated Financial Statements).
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 establishes a common definition for fair value to be applied to U.S. GAAP guidance requiring use of fair value establishes a framework for measuring fair value and expands disclosure about such fair value measurements. In February 2008, the FASB issued FASB Staff Position (FSP) No. 157-1, “Application of FASB Statement 157 to FASB Statement 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (FSP 157-1) and FSP 157-2, “Effective Date of FASB Statement 157” (FSP 157-2). FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2010. In October 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP 157-3). FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations. The adoption of SFAS 157 related to financial assets and liabilities did not have a material impact on our consolidated financial statements. See Note 4 to the Consolidated Financial Statements for further details on our fair value measurements. We are currently evaluating the impact, if any, that SFAS 157 may have on our future consolidated financial statements related to non-financial assets and liabilities.